EXHIBIT 23.1


     CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of Gold Reserve Corporation on Form S-3 (File No. 33-62804) and Form S-8 (File No. 33-61113) of our report, which includes an explanatory paragraph concerning changes in accounting for long-lived assets in 1996 and investments in 1994, dated February 26, 1997, on our audits of the consolidated financial statements of Gold Reserve Corporation and subsidiaries as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K.



                                   /s/ COOPERS & LYBRAND L.L.P.


     Spokane, Washington
     March 25, 1997